WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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^WPC^YddYYdY^^dCddd^d^d^d^d^^^d^Y^Y^Yd^d^d

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